Exhibit 99.1

FOR IMMEDIATE RELEASE

PEMSTAR Secures More Favorable Terms From Lenders

ROCHESTER, Minn.—January 7, 2004—PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced that it has successfully reached an agreement with Congress Financial Corporation, a subsidiary of Wachovia Bank N.A. and agent for PEMSTAR’s lenders, obtaining more favorable financial covenants under its domestic credit facility.

The new terms replace monthly financial reporting requirements, which were in effect during PEMSTAR’s fiscal 2004 second quarter, ended September 30, 2003, with quarterly reporting requirements. Also, the company’s consolidated and domestic EBITDA (earnings before interest, taxes, depreciation and amortization) covenants will be reduced. Complying with these reduced covenants will not be required if PEMSTAR’s available borrowing capacity stays above certain levels. Given the more favorable terms, the company does not need waivers from financial covenants for its fiscal 2004 third quarter, ended December 31, 2003.

PEMSTAR has also changed its domestic cash management relationship to Fleet National Bank from US Bank National Association effective December 2003. Fleet Capital Corporation is one of the four lenders in its domestic bank lending group. The company expects this change will reduce its costs and improve process efficiency.

“We are very pleased with the flexibility these amendments to our covenant requirements provide and the new and improved cash management relationship with Fleet National Bank. We value the partnership we have with our lending institutions,” said Greg Lea, PEMSTAR’s executive vice president and CFO.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to customers in the communications, computing and data storage, industrial equipment and medical industries. PEMSTAR provides these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions offerings support customers’ products from initial product development and design, through manufacturing to worldwide distribution and aftermarket support.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by officers of the company, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR’s quarterly reports on form 10-Q filed with the SEC.

CONTACT:	At PEMSTAR: Greg Lea EVP & CFO 507/292-6941	At Padilla Speer Beardsley: Marian Briggs/Matt Sullivan 612/455-1700

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